EXHIBIT 5.1

Frederick M. Lehrer, P. A.

2108 Emil Jahna Road

Clermont, Florida 34711

(561) 706-7646

flehrer@securitiesattorney1.com

May 24, 2021

Integrated Cannabis Solutions, Inc.

6810 North State Road 7

Coconut Creek, Florida 33073

Attn: Board of Directors

Re: Registration Statement on Form S-1 (Integrated Cannabis Solutions, Inc.)

Board of Directors:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by Integrated Cannabis Solutions, Inc., a Nevada corporation (the “Registrant”), of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), including a related Prospectus filed with the Registration Statement (the “Prospectus”), covering the resale by Selling Stockholders (the “Selling Stockholders”) of 4,583,183 shares of the Company’s common stock, par value $.0001 (the “Shares”) to be sold by the Selling Stockholders.

For the purpose of rendering my opinion herein, I have reviewed: (i) the revised statutes of the State of Nevada to the extent I deem relevant to the matters opined upon herein; (ii) copies of the Company’s Articles of Incorporation and amendments thereto; (iii) the Company’s Bylaws, as currently in effect as of the date hereof; (iv) selected proceedings of the Company’s Board of Directors and certificates of the Company’s officers; and (v) such other documents as I have deemed necessary and relevant to the matter opined upon herein.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto.

My opinion is limited to matters of the Nevada Revised Statutes and I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than the State of Nevada, as specified herein.

On the basis of the foregoing, and in reliance thereon, I am of the opinion that the Shares subject to resale by the Selling Stockholders pursuant to the Registration Statement and the related Prospectus are validly issued, fully paid and non-assessable Shares.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the Prospectus contained in the registration statement.

In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Frederick M. Lehrer, P. A.

By:	/s/ Frederick M. Lehrer, Esq.
Frederick M. Lehrer, Esq.